EXHIBIT 99.2

                                                        Strategic Turnaround
  Trinad Capital Master Fund Ltd.                       Equity Partners, L.P.
2121 Avenue of the Stars, Suite 1650                 720 Fifth Avenue, 9th Floor
   Los Angeles, California 90067                      New York, New York 10019


                                                           March 30, 2006

Radiologix, Inc.
3600 JPMorganChase Tower
2200 Ross Ave
Dallas, Texas 75201
Attention: Office of the Corporate Secretary

      Re: Notice to the Secretary of Intention to Nominate Persons for Election as Directors at the 2006 Annual Meeting of Stockholders of Radiologix, Inc.

Dear Sir or Madam:

      Trinad Capital Master Fund Ltd., a Cayman Islands exempted company (the "Fund"), and Strategic Turnaround Equity Partners, L.P., a Delaware limited partnership ("STEP"), pursuant to Section 12 of Article II of the Amended and Restated Bylaws (the "Bylaws") of Radiologix, Inc., a Delaware corporation (the "Company"), hereby notify you that they both intend to nominate two (2) persons for election to the Board of Directors of the Company (the "Board") at the 2006 Annual Meeting of Stockholders of the Company which we understand has been scheduled for June 1, 2006, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting").

      This letter, including the exhibits and annexes attached hereto, is collectively referred to as the "Notice." The persons that the Fund and STEP intend to nominate for election to the Board at the Annual Meeting are Gary L. Herman ("Herman") and Jay A. Wolf ("Wolf", and together with Herman, each a "Nominee" and collectively, the "Nominees").

      Pursuant to Section 12 of Article II of the Bylaws, the undersigned hereby set forth the following:

      (a) The stockholders giving this Notice and intending to make the nominations set forth herein are Trinad Capital Master Fund Ltd. and Strategic Turnaround Equity Partners, L.P.

      (b) The following persons (the "Participants") may participate with the Fund and STEP in nominating the Nominees and/or in organizing, directing or financing such nomination or solicitation of proxies to vote for the Nominees: (i) Trinad Management, LLC ("Trinad Management"), Robert Ellin ("Ellin"), Galloway Capital Management LLC ("Galloway Management"), Herman and Bruce Galloway ("Galloway").

      (c) The principal business address of Wolf, the Fund, Trinad Management and Ellin is c/o Trinad Capital Master Fund Ltd., 2121 Avenue of the Stars, Suite 1650, Los Angeles, California 90067.

      (d) The principal business address of Herman, STEP, Galloway Management and Galloway is c/o Strategic Turnaround Equity Partners, L.P., 720 Fifth Avenue, 9th Floor, New York, New York 10019.

      (e) The Fund, Trinad Management and Ellin are each the beneficial owners of 1,509,300 shares of common stock, $.0001 par value per share (the "Common Stock"), of the Company, all of which shares of Common Stock are held directly by the Fund. Each of Trinad Management and Ellin disclaim beneficial ownership of the shares of Common Stock directly owned by the Fund (except for (i) the indirect interest of Trinad Management, by virtue of being the general partner of the Fund, (ii) the indirect interest of Ellin by virtue of being a member of Trinad Management, and (iii) the indirect interest of Ellin by virtue of being a member of the Fund).

      (f)   Wolf does not beneficially own any shares of Common Stock.

      (g) Herman, STEP, Galloway Management and Galloway are each the beneficial owners of 220,600 shares of Common Stock, all of which shares of Common Stock are held directly by STEP. Each of Galloway Management, Galloway and Herman disclaim beneficial ownership of the shares of Common Stock directly owned by STEP (except for (i) the indirect interest of Galloway Management by virtue of being the general partner of STEP, (ii) the indirect interests of Galloway and Herman by virtue of being members of Galloway Management, and (iii) the indirect interests of Galloway and Herman by virtue of being limited partners of STEP).

      (h) In addition to the shares of Common Stock beneficially owned by Galloway identified in (g) above, Galloway is the beneficial owner of 367,300 additional shares of Common Stock, 15,900 shares of which are held directly by Galloway individually, 42,400 shares of which are owned by Galloway in conjunction with his wife, Sara Herbert, 176,700 shares of which are held by Bruce Galloway, Rollover IRA, 114,300 shares of which are held by Sara Galloway, IRA, and 18,000 shares of which are held by Rexon Galloway Capital Growth LLC.

      (i) In addition to the shares of Common Stock beneficially owned by Herman identified in (g) above, Herman is the beneficial owner of 7,900 additional shares of Common Stock, 5,500 shares of which are held by Herman individually and 2,400 shares of which are held by Gary Herman, IRA.

      (j) Additional information regarding each Nominee and each Participant required to be disclosed pursuant to Section 12 of Article II of the Bylaws is set forth in Exhibits A through D attached hereto.

      (k) We hereby represent that both the Fund and STEP are holders of record of Common Stock entitled to vote at the Annual Meeting and that they intend to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

      (l) The Fund and STEP have jointly filed with the Participants, other than Wolf, a Schedule 13D with respect to the Common Stock. The
            Schedule 13D was initially filed on December 8, 2005, and has been and may be amended from time to time, as filed and to be filed with the Securities and Exchange Commission.

      (m) Each Nominee's written consent to his nomination, to being named in any proxy statement of the Fund, STEP and the Participants as a nominee, and to serving as a director of the Company if elected, is included as Annex A hereto.

      The Fund and STEP expect that, if elected, each Nominee is prepared to serve the interests of all of the stockholders of the Company and to make himself available to the Board in the fulfillment of his duties as a director.

      We trust that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. We reserve the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. We also reserve the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company's stockholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

      If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies the Fund may have, this Notice shall continue to be effective with respect to the remaining Nominee and as to any replacement Nominee selected by the Fund.

      Please address any correspondence or questions to Strategic Turnaround Equity Partners, L.P., 720 Fifth Avenue, 9th Floor, New York, New York 10019,
Attention: Gary L. Herman, telephone (212) 247-0581, facsimile (212) 397-9728 (with a copy to our counsel, Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, Attention: Scott Kaufman, Esq., telephone (212) 479-6555, facsimile (212) 479-6275). The giving of this Notice is not an admission that the procedures for notice contained in the Bylaws are legal, valid or binding, and the Fund and STEP each reserve the right to challenge any such procedures or their application in whole or in part.

                                       Very truly yours,

                                       STRATEGIC TURNAROUND EQUITY
                                       PARTNERS, L.P.

                                       By: Galloway Capital Management LLC


                                           By: /s/ Bruce Galloway
                                               ---------------------------
                                               Bruce Galloway
                                               Managing Member

                                       TRINAD CAPITAL MASTER FUND LTD.

                                       By: Trinad Capital L.P.

                                       By: Trinad Advisors GP, LLC


                                           By: /s/ Robert S. Ellin
                                               ---------------------------
                                               Robert S. Ellin
                                               Managing Member

cc:   Scott Kaufman, Esq.
      Kronish Lieb Weiner & Hellman LLP
      1114 Avenue of the Americas
      New York, New York 10036

      Mr. Gary L. Herman
      c/o Strategic Turnaround Equity Partners, L.P.
      720 Fifth Avenue, 9th Floor
      New York, New York 10019

      Mr. Jay Wolf
      c/o Trinad Capital Master Fund Ltd.
      2121 Avenue of the Stars, Suite 1650
      Los Angeles, California 90067

                                                                       Exhibit A

                      Information for Jay A. Wolf, Nominee

      Mr. Wolf, age 33, is a partner at Trinad Capital L.P., a micro-cap hedge fund. Prior to joining Trinad Capital in April 2003, Mr. Wolf served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. since December 2000, where he was responsible for the company's acquisition program. From October 1997 through December 2000, Mr. Wolf was an associate in the Venture Capital Group at Trillium Growth Capital, the venture capital fund of Canadian Corporate Funding Ltd. From December 1996 to October 1997, Mr. Wolf was an analyst in the senior debt department at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank. Mr. Wolf is currently a member of the board of directors of Shells Seafood Restaurants Inc. (OTCBB:
SHLL.OB), Prolink Holdings Corporation (OTCBB: PLKH.BB) and privately held Starvox Communications, Inc. Mr. Wolf received a Bachelor of Arts from Dalhousie University.

      Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf's investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments.

      Mr. Wolf's residential address is 981 Linda Flora Drive, Los Angeles, CA 90049.

                                                                       Exhibit B

                     Information for Gary L. Herman, Nominee

      Gary L. Herman, 41, is a currently a managing member of Galloway Capital Management, LLC, the general partner of its primary investment fund, Strategic Turnaround Equity Partners, L.P. From 1997 to 2002, Mr. Herman served as an Associate Managing Director of Burnham Securities, Inc., a New York based investment bank and NASD broker-dealer. Prior to joining Burnham, Mr. Herman was a principal with the Kingshill Group, a firm focused on corporate advisory and cross-border transactions. He is currently the Chairman of Digital Creative Development Corporation, an investment holding company, and DataMetrics Corporation, a military defense company. In addition, he is a member of the board of directors of Shells Seafood Restaurants, Inc., and a former member of the board of directors of the NYC Industrial Development Agency, to which he was appointed by former New York City mayor Rudolph Giuliani. Mr. Herman has a B.S. from the State University of New York at Albany.

      Mr. Herman has broad investment experience in public and private equity investments, mergers and acquisitions, as well as turnaround situations.

      Mr. Herman's residential address is 200 East 82nd Street, New York, NY 10028.

                                                                       Exhibit C

                     Information for Rob Ellin, Participant

      Mr. Ellin, age 40, is the Founder and Managing Member of Trinad Capital L.P., a micro-cap hedge fund. Prior to founding Trinad Capital in September 2003, Mr. Ellin was the Founder and President of Atlantis Equities Inc., a private investment company that actively managed an investment portfolio of small capitalization public companies, as well as select private company investments. Prior to founding Atlantis Equities in 1990, Mr. Ellin worked in Institutional Sales at L.F. Rothschild & Co. from 1985 to August 1989 and was the Manager of Retail Operations at Lombard Securities from September 1989 to May 1990. Mr. Ellin is currently a member of the board of directors of Command Security Corporation (OTCBB: CMMD.OB) and Prolink Holdings Corporation (OTCBB:
PLKH). Mr. Ellin received a Bachelor of Arts from Pace University.

      Mr. Ellin has nearly 20 years of investment and turnaround experience. Trinad Capital has exceeded the Fund's target returns of 15-20% since the its inception. Trinad Capital invests in companies with market capitalizations of less than $500 million and focuses on long-term value creation. While at Atlantis, Mr. Ellin played an active role in Atlantis' investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, Mr. Ellin spearheaded investments in ThQ, Inc. (OTCBB: THQI.OB), Grand Toys (OTCBB:
GRIN.OB), Forward Industries, Inc. (OTCBB: FORD.OB) and completed a leveraged buyout of S&S Industries, Inc., where he also served as President from March 1996 to January 1998.

      Mr. Ellin's residential address is 1498 Moraga Drive, Bel Air, CA 90049.

                                                                       Exhibit D

                   Information for Bruce Galloway, Participant

      Mr. Galloway, age 48, is currently a managing director of Arcadia Securities, LLC, an NASD registered broker-dealer based in New York City. Mr. Galloway is also a managing member of Galloway Capital Management, LLC, which is the general partner of Strategic Turnaround Equity Partners, L.P. Prior to joining Arcadia, Mr. Galloway was a managing director and head of the Galloway Division of Burnham Securities, Inc., an investment bank and NASD Broker/Dealer based in New York. Prior to joining Burnham, from 1991 to 1993, Mr. Galloway was a Senior Vice President at Oppenheimer & Company, an investment bank and NASD Broker/Dealer based in New York. Mr. Galloway holds a B.A. degree in Economics from Hobart College and an M.B.A. in Finance from New York University's Stern Graduate School of Business. He is currently the Chairman of Command Security Corp. and International Microcomputer, Inc., as well as a director of Forward Industries, Inc., DataMetrics Corporation, Waiter.com, Inc. and GVI Security Solutions, Inc.

      Mr. Galloway's residential address is 216 East 47th Street, New York, NY 10017.

                                                                         Annex A

                             Consent for Nomination

      I, Jay A. Wolf, hereby consent to my nomination as a director of Radiologix, Inc., to being named in any proxy statement with respect to such nomination and to serving as a director of Radiologix, Inc. if elected.


                                               /s/ Jay A. Wolf
                                               ---------------------------
                                               Jay A. Wolf

                             Consent for Nomination

      I, Gary L. Herman, hereby consent to my nomination as a director of Radiologix, Inc., to being named in any proxy statement with respect to such nomination and to serving as a director of Radiologix, Inc. if elected.


                                               /s/ Gary L. Herman
                                               ---------------------------
                                               Gary L. Herman